Exhibit 10.13

February 27, 2012

Mr. Stephen Funk, CEO Stratex Oil & Gas

30 Echo Lake RD
Watertown, CT 06795

RE: Engagement Letter

Dear Mr. Funk:

This letter, if accepted by you below, shall constitute an agreement between LaRoche Petroleum Consultants, Ltd. (hereinafter "LPC") and Stratex Oil & Gas (the Company).

We are pleased to have the opportunity to provide to the Company consulting, petroleum engineering, geological, geophysical, and evaluation services the Company has requested. We pledge our utmost effort in serving the Company's needs in an efficient, professional, and timely manner.

Because uncertainties are inherent in the interpretation of engineering, geological, and geophysical data, any determination, computation, estimate, or evaluation made by us will represent only our informed professional judgment based on the data and information obtained by us. Therefore, we shall not be liable for any costs or expenses incurred, or for any loss or damage sustained, as a result of the reliance by the Company or any other party on any computation or determination made by LPC provided such services, determinations and computations are performed or made in accordance with industry standards and in good faith.

In the event of any consequential extensions of the service provided by LPC to Company, whether by request of the Company or whether by response to a subpoena caused to be issued by a third party, such as, by way of example, any litigation, arbitration, regulatory or administrative proceeding, or governmental investigation, whether during the term of this engagement by the Company or at any time thereafter, arising out of or relating to the services provided by LPC to the Company, the Company agrees to (a) pay LPC at its standard rates at such time for the personnel of LPC responding to and/or complying with any such requests, and (b) reimburse LPC for all costs and expenses incurred in order to respond to and/or comply with such requests, including, without limitation, the reasonable attorneys' fees incurred by LPC. The payment obligations in this paragraph do not apply to (i) claims between the Company and LPC connected with the services provided by LPC to the Company, and (ii) the indemnified claims.

The Company shall indemnify, hold harmless and defend LPC, its governing persons, owners and employees, together with each consultant or contractor engaged by LPC in providing services to the Company (the "indemnified parties"), from and against any and all claims made by any third party arising from, or relating to, the services per by LPC for the Company (the "indemnified claims"). The indemnity of the Company shall cover and include attorneys' fees, court costs, expert witness fees or other expenses reasonably incurred in connection with investigating or defending any indemnified claims. The indemnified parties shall have the right to approve their counsel. In the event an indemnified claim concludes with a final judgment of a court of law, with appropriate jurisdiction, finding an indemnified party liable for the claim, LPC shall reimburse the Company for all costs of defense having been provided by the Company in connection with such claim. PRIOR TO SUCH FINAL JUDGMENT, THE OBLIGATION OF THE COMPANY TO DEFEND THE CLAIM IS WITHOUT CONDITION, THAT IS, NOTWITHSTANDING ANY NEGLIGENCE OF THE INDEMNIFIED PARTIES.

2435 North Central Expressway, Suite 1500 • Richardson, Texas 75080 • Phone (214) 363-3337 • Fax (214) 363-1608

Mr. Stephen Funk
February 27. 2011

The Company agrees to indemnify and hold harmless the indemnified parties from and against any losses arising from LPC's reliance upon information provided by the Company that is materially inaccurate or incomplete.

All information and data furnished to LPC by the Company shall constitute "confidential information" other than the following:

(a)	information or data previously known to LPC regarding the Company which is not already of proprietary and confidential nature;
(b)	information or data which is or becomes a part of the public domain other than through an action of any party in violation of this Agreement; and
(c)	information or data received by LPC from a third party free to divulge such information.

The confidential information is agreed to be a proprietary asset of the Company. LPC covenants and promises to the Company that the confidential information will not be discldsed, divulged, or revealed to any person or entity other than LPC's officers, employees, agents, representatives, and consultants; and the data and information which constitutes confidential information will be used by LPC solely for the performance of the services rendered by LPC to the Company. Before disclosing any confidential information to any person or entity to which LPC is permitted by the foregoing provisions, LPC will obtain the commitment of such person or entity to be bound by the terms and provisions of the agreement.

LPC may disclose, without liability under this Agreement, any confidential information if such disclosure is: (a) compelled or required by any law, rule, regulation or governmental request, court decree, subpoena or other legal, administrative, governmental or regulatory request, order or proceeding; or (b) necessary in the opinion of counsel in connection with any litigation or other proceeding to which LPC, the Company or any of their affiliates is a party. To the extent practicable and not otherwise prohibited by law or any such order or process, LPC will notify the Company in writing in advance of any proposed disclosure of confidential information pursuant to subsections (a) and (b) of the preceding sentence so that the Company may seek an appropriate protective order (and LPC shall reasonably cooperate, at the Company's expense, with any such effort) or waive any applicable confidentiality requirements hereunder.

LaRoche Petroleum Consultants, Ltd.

Mr. Stephen Funk
February 27. 2011

In connection with professional services provided by LPC to the Company, LPC shall charge the Company on an hourly basis its normal and customary fees. As of this date, the LPC fees are as follows:

Professionals (Engineering, Geology, etc.)	$200 — 275 per hour
Analysts (Engineering, Geological)	$100 — 150 per hour
Administrative/Clerical Workers	$ 40- 80 per hour

To the extent any of the engaged services of LPC include testimony in a legal or administrative proceeding, including deposition testimony, the hourly-based charges for any such testimony shall be charged at twice the rates provided above.

LPC shall invoice the Company monthly for all such hourly fees plus expenses, which include actual out-of-pocket expenses along with an eight percent charge for administrative expenses, and the Company shall pay LPC at LPC's office in Richardson, Dallas County, Texas, within thirty (30) days of the invoice date.

This agreement and all matters arising hereunder shall be governed by and construed pursuant to the laws of the State of Texas and in the event of any dispute the venue shall be Dallas County, Texas.

In the event of litigation between LPC and the Company arising from or connected with the services provided by LPC to the Company, the prevailing party shall be entitled to reimbursement of attorneys' fees, court costs, expert witness fees, and other costs reasonably incurred by the prevailing party in connection with such litigation.

LAROCHE PETROLEUM CONSULTANTS, LTD.

By:	/s/ William M. Kazmann
William M. Kazmann, Partner

AGREED AND ACCEPTED: STRATEX OIL & GAS

By:	/s/
Stephen Funk, CEO

Date:

LaRoche Petroleum Consultants, Ltd.